SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TIME WARNER TELECOM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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10475 Park Meadows Drive

Littleton, Colorado 80124

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Time Warner Telecom Inc.:

We will hold the Annual Meeting of Stockholders of Time Warner Telecom Inc. (the “Company”) at the Lone Tree Golf Club and Hotel, 9808 Sunningdale Boulevard, Lone Tree, Colorado 80124, on June 7, 2006, at 9:00 a.m. MDT.

The meeting’s purpose is to:

1.	Elect nine directors;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006; and

3.	Consider any other matters that properly come before the meeting and any adjournments.

Only stockholders of record of Class A and Class B common stock at the close of business on April 10, 2006 are entitled to receive notice of and to vote at the meeting. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 10475 Park Meadows Drive, Littleton, Colorado 80124.

If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (that is, through a broker or other nominee), you must request a proxy card from your broker in order to vote in person at the meeting. If you plan to attend in person, please advise us no later than May 26, 2006 by calling (303) 566-1692 or by sending an email to ir@twtelecom.com. We may ask each stockholder to present valid picture identification, such as a driver’s license or passport. If you hold the Company’s stock in brokerage accounts, you must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

We have enclosed the Company’s 2005 annual report, including our 2005 Annual Report on Form 10-K, and the proxy statement with this notice of annual meeting.

Please vote, sign, and mail the enclosed proxy card as soon as possible to assure you are represented at the meeting. We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose. The Board of Directors is soliciting your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones
Senior Vice President, General Counsel and Regulatory Policy, and Secretary

May 1, 2006

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

TIME WARNER TELECOM INC.

10475 Park Meadows Drive

Littleton, Colorado 80124

Annual Meeting of Stockholders

Proxy Statement

Annual Meeting	June 7, 2006 9:00 a.m., MDT

Location	Lone Tree Golf Club and Hotel 9808 Sunningdale Blvd. Lone Tree, Colorado 80124

Record Date	Close of business on April 10, 2006. If you were a stockholder at that time, you may vote at the meeting. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes. You may not cumulate votes. On March 31, 2006, 75,900,572 shares of our Class A common stock and 43,626,658 shares of our Class B common stock, for a total of 119,527,230 shares of common stock, were outstanding. As of March 31, 2006, the holders of Class B common stock have approximately 85.2% of the voting power of the Company. As a result, holders of the Class B common stock have the ability to control all matters requiring stockholder approval, including the election of directors. The holders of the Class B common stock have indicated to us their intention to vote in favor of agenda items 1 and 2 described below.

Agenda	1. Elect nine directors.

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006.

3. Any other proper business.

Proxies	Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “for” the Board of Directors’ nominees and “for” agenda item 2. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board of Directors or proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By	The Board of Directors.

First Mailing Date	We anticipate the first mailing of this proxy statement on or about May 1, 2006.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed under “Voting Procedures / Revoking Your Proxy.”

Solicitation Costs	We will pay the costs of soliciting proxies from stockholders.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Proposal 1—Election of Directors

The Board of Directors currently has nine positions. Proxy holders will vote for the nine nominees listed below. All nominees are currently members of the Board of Directors and their terms will continue until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each of the nominees has consented to serve on the Board of Directors until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. If any nominee is unable to serve as a director, the current Board of Directors may designate a substitute nominee and the proxy holders will vote all valid proxies for the election of the substitute nominee.

Our Class A common stock is listed on the Nasdaq National Market and we are subject to Nasdaq corporate governance rules. Those rules generally require the majority of the board of directors of listed issuers to be comprised of independent directors, unless more than 50% of the voting power of the issuer is held by an individual, a group or another company. Affiliates of Time Warner Inc. held 65.1% of our voting power as of March 31, 2006, and as a result we are not required to have independent directors comprise a majority of our board.

The following nominees, other than independent director nominees Gregory J. Attorri, Kevin W. Mooney, and Roscoe C. Young, II, have been nominated by affiliates of Time Warner Inc., Advance Telecom Holdings Corp., and Newhouse Telecom Holdings Corp., the Class B Stockholders of the Company with nominating rights. See “Certain Relationships and Related Transactions—Stockholders’ Agreement.” The nominees for independent directors, Messrs. Attorri, Mooney and Young, have been approved by all of the directors other than the Chief Executive Officer and the independent directors as required by our Restated Certificate of Incorporation. Pursuant to a Stockholders’ Agreement among the Class B Stockholders and the Company, each Class B Stockholder has agreed to vote its shares of Class B common stock in favor of the following nominees. Since the Class B Stockholders represented approximately 85.2% of the voting power of the Company as of March 31, 2006, their vote in favor of the nominees will be sufficient to elect these nominees regardless of the vote of any other stockholders. The nine nominees who receive the greatest number of votes cast for the election of directors by holders of shares will become our directors. A vote withheld from a nominee in the election of directors will be excluded from the vote and will have no effect.

Board of Directors
Name and Age	Director Since	Principal Occupation and Other Information
Larissa L. Herda (47)	July 1998

Chairman of the Company since June 2001. President and Chief Executive Officer of the Company since June 1998.

Senior Vice President Sales of the Company from March 1997 to June 1998.

Employed by MFS Telecom, Inc., a competitive local exchange carrier, from 1989 to 1997, most recently as Southeast Regional Vice President and General Manager.

Gregory J. Attorri (47)	April 2006

Senior Managing Director and Managing Partner of Waller Capital Corporation, a media and communications investment bank, since February 2006.

Managing Director in media and communications investment banking for Wachovia Securities LLC from 2002 to February 2006.

Managing Director in telecommunications investment banking for Merrill Lynch & Co. from 2000 to 2002.

Name and Age	Director Since	Principal Occupation and Other Information
Richard J. Davies (58)	October 1998

Retired. Formerly Senior Vice President, Corporate Development of Time Warner Cable Inc. from January 1999 to March 2006.

Senior Vice President of Time Warner Cable Ventures from June 1996 to December 1998.

Chief Financial Officer of the Company from March 1993 to June 1996.

Spencer B. Hays (61)	October 1999

Retired. Formerly Senior Vice President and Deputy General Counsel of Time Warner Inc. from January 2001 to March 2006. Prior to that time, Vice President and Deputy General Counsel of Time Warner Inc., since its formation in 1990.

Prior to 1990 employed in various capacities by Time Warner Inc.’s predecessor, Warner Communications Inc., most recently as Senior Vice President and General Counsel.

Robert D. Marcus (41)	April 2003

Senior Executive Vice President of Time Warner Cable Inc. since August 2005.

Senior Vice President, Mergers and Acquisitions of Time Warner Inc. from June 2002 to August 2005.

Senior Vice President, Content Businesses of Time Warner Inc. from April 2001 to June 2002.

Executive Vice President, Business Development of Time Warner Digital Media from December 1999 to April 2001.

Vice President, Mergers and Acquisitions of Time Warner Inc. from January 1998 to December 1999.

Kevin W. Mooney (48)	August 2005

Chief Financial Officer of Worldspan, L.P., a privately held transaction processing firm, since March 2005.

Communications consultant from July 2003 to March 2005.

Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Controller of Cincinnati Bell Inc. from April 1996 to July 2003.

Olaf Olafsson (43)	January 2005

Executive Vice President of Time Warner Inc. since March 2003. Vice Chairman of Time Warner Digital Media from November 1999 to December 2001.

President of Advanta Corporation, a national financial services company, from March 1998 to November 1999.

Name and Age	Director Since	Principal Occupation and Other Information
George S. Sacerdote (60)	January 2005	President of Sacerdote and Co., Inc., a management consulting firm, since 1998.
Roscoe C. Young, II (55)	May 2005

Chief Executive Officer and Chief Operating Officer of KMC Telecom Holdings, a provider of telecommunications infrastructure and services, since June 2001.

President and Chief Operating Officer of KMC Telecom Holdings from June 2000 to June 2001.

Chief Operating Officer of KMC Telecom Holdings Inc. from June 1999 to June 2000.

Vote Required

Approval of the election of the nominees to the Board requires a plurality of the votes cast at the meeting of stockholders by the holders of shares of Class A common stock of the Company and Class B common stock of the Company, voting together as a single class.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

Executive Officers
Name and Age	Principal Occupation and Other Information
Larissa L. Herda (47)

Chairman since June 2001. President and Chief Executive Officer since June 1998.

Senior Vice President Sales from March 1997 to June 1998.

Employed by MFS Telecom, Inc., a competitive local exchange carrier, from 1989-1997, most recently as Southeast Regional Vice President and General Manager.

Mark A. Peters (45)

Senior Vice President and Chief Financial Officer since April 2005.

Senior Vice President, Treasurer and Acting Chief Financial Officer from November 2004 to April 2005.

Vice President, Treasurer from July 1998 to November 2004.

Paul B. Jones (59)

Senior Vice President, General Counsel and Regulatory Policy since August 1998.

Senior Vice President, Legal and Regulatory Policy from October 1993 to August 1998.

Senior Vice President, Corporate Development of Time Warner Cable Ventures from 1992-1993.

Senior Vice President and General Counsel of Warner Cable from 1986 to 1992.

Vice President, Strategy and Development of CBS Publishing Group from 1984 to 1986.

Assistant General Counsel for the FCC from 1977 to 1979.

John T. Blount (47)

Chief Operating Officer since June 2005.

Executive Vice President, Field Operations from October 2000 to June 2005.

Senior Vice President, Sales from June 1998 to October 2000.

Regional Vice President for the Midwest and Southwest Regions from January 1997 to June 1998.

Vice President and General Manager, Milwaukee from January 1996 to January 1997.

General Manager, Milwaukee from February 1995 to January 1996.

Employed by U S WEST Enterprise from 1988 to February 1995.

Catherine A. Hemmer (47)

Senior Executive Vice President, Corporate Operations, Engineering and Technology since June 2005.

Senior Executive Vice President, Corporate Operations and Engineering from April 2002 to June 2005.

Executive Vice President and Chief Operating Officer of Covad Communications from October 1999 to March 2002.

Vice President, Network Services of Covad Communications from August 1998 to October 1999.

Vice President and General Manager, Network Reliability and Operations of U S WEST Communications from July 1996 to August 1998.

Name and Age	Principal Occupation and Other Information
Michael A. Rouleau (47)

Senior Vice President, Business Development and Strategy since July 2003.

Senior Vice President, Marketing and Business Development from November 1999 to July 2003.

Vice President, Marketing and Product Development of Transport Service of U S WEST, Inc. from July 1997 to November 1999.

Executive Director, Marketing and Product Development of U S WEST, Inc. from April 1995 to June 1997.

Julie A. Rich (52)

Senior Vice President, Human Resources and Business Administration since April 1999.

Vice President, Human Resources and Business Administration from March 1998 to April 1999.

Owner of an independent human resources consulting practice from June 1996 to February 1998.

Founder of XEL Communications, Inc., a telecommunications manufacturer, holding positions of Director and Vice President of Human Resources from 1984 to 1996.

Robert W. Gaskins (53)

Senior Vice President, Corporate Development and Strategy since January 2003.

Vice President, Corporate Development from April 2001 to December 2002.

Vice President, Operations Planning, Development, and Implementation from January 1998 to March 2001.

Vice President, New Operations from August 1993 to December 1997.

Jill R. Stuart (51)	Senior Vice President, Accounting and Finance and Chief Accounting Officer since November 2004. Vice President, Accounting and Finance and Chief Accounting Officer from July 1998 to November 2004.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

We ask that you approve the following resolution on the appointment of our independent registered public accounting firm:

RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year 2006.

Ernst & Young LLP has audited our accounts since the organization of our predecessor, Time Warner Telecom LLC, and prior to that time, audited our accounts as a division of Time Warner Entertainment Company, L.P. The Audit Committee of the Board of Directors appointed Ernst & Young LLP as our independent registered public accounting firm for 2006. We expect that a representative of Ernst & Young LLP will attend the meeting, respond to appropriate questions, and be given an opportunity to speak.

The following is a description of the fees billed to us by Ernst & Young LLP during the years ended December 31, 2004 and 2005.

	Year Ended December 31,
	2004	2005
Audit fees	$456,369	$408,200

Audit related fees	—	—

Tax fees	7,000	—

All other fees	—	—

The Audit Committee has delegated to the Chair of the Audit Committee the authority to review and pre-approve audit-related and permissible non-audit services to be performed by our independent registered public accounting firm and associated fees between Audit Committee meetings if the full committee is not available to provide such review and approval. The Chair promptly reports any decisions to pre-approve audit-related and non-audit services and fees to the full Audit Committee. All of the fees shown above for 2005 were approved in advance by the Audit Committee.

Vote Required

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006 requires the affirmative vote of a majority of the votes cast at a meeting of stockholders by the holders of shares of Class A common stock of the Company and Class B common stock of the Company, voting together as a single class.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

BOARD INFORMATION

Structure

Our directors are elected annually. Under the terms of the Stockholders’ Agreement among the Class B Stockholders, the Board of Directors may have up to nine directors. The Class B Stockholders are subsidiaries of Time Warner Inc., Advance Telecom Holdings Corp., and Newhouse Telecom Holdings Corp. At each Annual Meeting of Stockholders at which directors are elected, the Class B Stockholders will vote their shares in favor of the following nominees:

•	up to five nominees selected by the holders of Class B common stock;

•	the Chief Executive Officer of the Company; and

•	three nominees selected by the Nominating Committee who are neither employed by nor affiliated with the Company or any holder of Class B common stock.

See “Certain Relationships and Related Transactions—Stockholders’ Agreement.” The Nominating Committee nominated Kevin W. Mooney for election as an independent director to fill the vacancy created by the resignation of Howard L. Schrott effective July 15, 2005, and to stand for election at the 2006 Annual Meeting as an independent director. Mr. Mooney, who became a member of the Board on August 1, 2005, was recommended by our Chief Executive Officer, the independent directors and the directors selected by the Class B stockholders based on his qualifications and experience. The Nominating Committee nominated Gregory J. Attorri for election as an independent director to fill the vacancy created by the resignation of Theodore H. Schell effective December 31, 2005. Mr. Attorri, who became a director on April 6, 2006, was recommended by our Chief Executive Officer and the Nominating Committee based on previous experience with Mr. Attorri as an investment banker and the depth of his knowledge of the telecommunications industry. The holders of the Class A common stock do not have the right, as a class, under the Company’s Restated Certificate of Incorporation to nominate any individuals for election to the Board of Directors, and accordingly, our Nominating Committee does not have a formal policy with regard to consideration of candidates recommended for nomination by Class A Stockholders. However, the Nominating Committee will consider nominees recommended by stockholders if those nominations are submitted in writing to the Company’s secretary not less than 70 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, as required by our bylaws.

Our directors have a critical role in guiding our strategic direction and oversee the management of the Company. We consider Board candidates based on various criteria including personal integrity and judgment, broad-based business and professional skills and experience, strategic vision, knowledge of our industry and commitment to enhancing stockholder value. In addition, directors should have sufficient time to devote to their responsibilities as a Board member.

Meetings

In 2005, the Board of Directors held 10 meetings. Each director attended at least 75% of all Board and applicable committee meetings during 2005 except Mr. Olafsson, who attended 54% of all Board and applicable committee meetings.

Our policy regarding attendance by members of the Board at our Annual Meeting of Stockholders is to encourage our directors to attend, subject to their availability for travel at that time. In 2005, all members of the Board at the time of the meeting attended the Annual Meeting.

Communication with Board of Directors

Security holders who wish to send a communication to the Board of Directors may send an e-mail to Boardofdirectors@twtelecom.com. If you wish to address your communication to a particular Board member, please so indicate in the text of your message.

Committees

The Audit Committee reviews our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. It also approves the engagement of our independent registered public accounting firm and the scope of their audit, pre-approves any services to be performed by our independent registered public accounting firm, reviews related party transactions as required by applicable stock exchange rules and reviews compliance with our Code of Conduct. The Audit Committee operates under a written charter approved by our Board of Directors. The Audit Committee members communicate with each other through formal meetings, telephonically, and via email. They regularly meet in executive session, both with and without our independent auditors and our Director, Internal Audit. The Committee held nine meetings in 2005. In addition, the Audit Committee reviewed all quarterly reports on Form 10-Q, quarterly earnings releases and the annual report on Form 10-K prior to issuance. The members in 2005 were the following independent directors: Mr. Schrott (until his resignation effective July 15, 2005), Mr. Mooney (from his election replacing Mr. Schrott effective August 1, 2005), Mr. Schell (until his resignation effective December 31, 2005) and Mr. Young (from his election effective May 1, 2005). Mr. Attorri became a member of the Audit Committee on April 6, 2006. The members of the Audit Committee are independent as defined under Rule 4200 (a) (15) of the National Association of Securities Dealers, Inc. Our Board determined that Mr. Mooney, who serves as Chairman of the Committee, qualifies as an “audit committee financial expert” as defined by the SEC in Item 401 of Regulation S-K.

The Human Resources and Benefits Committee makes recommendations regarding the salary, bonus, and other compensation for our senior management personnel and makes recommendations with respect to grants of options and other grants of our equity securities to senior management personnel and to our independent directors, subject to approval of such grants (other than those to the independent directors) by the Compensation Committee. The Human Resources and Benefits Committee also establishes policies with respect to compensation of employees generally and any other matters that the Board of Directors may delegate to the Committee and administers the 2004 Qualified Stock Purchase Plan. Its members in 2005 were Messrs. Olafsson, Hays, Marcus, Davies, Sacerdote, Schell (until his resignation effective December 31, 2005), Young (from his election effective May 1, 2005), Schrott (until his resignation effective July 15, 2005) and Mooney (from his election replacing Mr. Schrott effective August 1, 2005). Mr. Attorri became a member of the Committee on April 6, 2006. The Human Resources and Benefits Committee members communicate with each other from time to time in person and by telephone and e-mail and act on matters by way of a formal meeting or by unanimous written consent. The Committee met once in 2005.

The Compensation Committee reviews and approves the salary, bonus and other compensation for our senior executives, approves option grants and stock awards to our senior officers and directors under our 1998 Stock Option Plan, the 2000 Employee Stock Plan, and future plans, and addresses other matters that the Board may delegate to it. The Committee also makes other determinations regarding compensation matters that any tax, stock exchange, or federal securities law or regulation requires to be made by a committee composed entirely of independent or non-employee directors. The members in 2005 were independent directors Messrs. Schell (until his resignation effective December 31, 2005), Young (from his election effective May 1, 2005), Schrott (until his resignation effective July 15, 2005) and Mooney (from his election replacing Mr. Schrott effective August 1, 2005). Mr. Young serves as Chairman of this Committee. The Compensation Committee met four times in 2005. Mr. Attorri became a member of the Compensation Committee on April 6, 2006.

The Nominating Committee in 2005 consisted of Messrs. Hays and Sacerdote and Ms. Herda. The Nominating Committee nominates the independent directors, whose nomination must then be approved by a committee of all of the directors other than the CEO and the independent directors. The Committee met four times in 2005. The Nominating Committee utilized a variety of methods for identifying and evaluating nominees for director. The Nominating Committee was created pursuant to and its responsibilities are set forth in the Stockholders’ Agreement among the Class B stockholders (see “Certain Relationships and Related Transactions—Stockholders’ Agreement”). As a result, the Nominating Committee does not have a separate charter. Because our nominating process is governed by the Stockholders’ Agreement that has been in effect since 1998, we are not required by Nasdaq rules to have an independent nominating committee or to have a majority of our independent directors nominate candidates for our Board. Under the terms of the Stockholders’ Agreement, our Nominating Committee is not required to be independent.

The Finance Committee was created in April 2000. Although the Board did not delegate specific authority to the Committee, its purpose is to advise the Board and work with our Chief Financial Officer on financing matters. The members in 2005 were Mr. Schell, Mr. Davies, and Mark A. Peters, our Chief Financial Officer, as an ex-officio member. Mr. Attorri became a member of the Committee on April 6, 2006. The Committee met seven times in 2005.

Compensation

We do not compensate directors who are our employees or employees of any Class B Stockholder or their affiliates for services as directors. During 2005, we provided cash compensation to the independent directors consisting of a $30,000 annual retainer payable in quarterly installments, a per meeting fee of $1,500 if attended in person, $500 for participation by phone, reimbursement of reasonable expenses for each Board of Directors’ meeting they attend, and $10,000 annually for the Audit Committee Chairman and $5,000 annually for each other committee of the Board of Directors that they chair. In addition, directors received $1,000 for participation in a committee meeting in person and $500 by telephone if the meeting did not coincide with a Board meeting. The independent directors also receive an initial grant of options to purchase 50,000 shares which vest over three years, and quarterly grants of options to purchase 2,500 shares of Class A common stock at the beginning of each subsequent quarter which vest immediately.

Our Board modified the compensation plan for independent directors effective February 13, 2006. Under the amended compensation plan, we will provide cash compensation to the independent directors consisting of a $50,000 annual retainer payable in quarterly installments. The chair of the Audit Committee will receive an additional cash fee of $15,000 per year, and the chair of the Compensation Committee will receive an additional cash fee of $10,000 per year. The independent directors will continue to receive quarterly grants of options to purchase 2,500 shares of Class A common stock, granted on the last trading day of each quarter, which vest immediately and an initial grant of options to purchase 50,000 shares of Class A common stock upon election to the Board, which will vest in equal amounts on the first, second and third anniversaries of the grant. All options will be exercisable for a period of one year from the effective date of termination of Board service, unless the termination was for cause. Independent directors also received 2,500 shares of restricted Class A common stock on February 21, 2006, and will receive grants at the first regularly scheduled meeting of the Board in each subsequent calendar year of restricted stock with a value on the date of grant of $25,000. Each grant will vest upon the departure of the independent director from the Board, provided that the director has served a term of one year or greater from the effective date of each grant. If the director’s departure date is less than one year from the date of any restricted stock grant, the restricted stock will be forfeited. In addition, any independent director who is elected or appointed to the Board after the annual restricted stock grant is made will receive a prorated grant for that year. Independent directors will not receive a per-meeting fee, but will receive reimbursement of reasonable expenses for each Board or committee meeting attended.

Mr. Sacerdote serves as a director of the Company and was designated as a nominee by the Advance/Newhouse stockholder group (See “Certain Relationships and Related Transactions – Stockholders’ Agreement.” He serves in such position pursuant to an agreement with Advance Communication Corp. that provides for Mr. Sacerdote to receive cash compensation from Advance/Newhouse that is generally equivalent to the cash compensation that we pay our independent directors. Advance/Newhouse has also granted Mr. Sacerdote certain options to purchase shares of our common stock that are owned by Advance/Newhouse as compensation for his service. Advance/Newhouse holds shares of Class B common stock that would be converted to shares of Class A common stock if Mr. Sacerdote exercises the options.

Audit Committee Report

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Audit Committee Report and related disclosure. Except to the extent we specifically incorporate such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and selects and oversees the Company’s independent certified public accounting firm. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements of the Company for the year ended December 31, 2005 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent certified public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement of Auditing Standards No. 61. In addition, the Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Committee discussed with the Company’s independent certified public accounting firm the overall scope and plans for their audits. The Committee meets with the independent certified public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also met with the Company’s senior financial and accounting personnel and the Company’s independent certified public accounting firm prior to the filing of the Company’s 2005 Annual Report on Form 10-K to review the application and disclosure of the Company’s critical accounting policies.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee has reviewed the performance of Ernst & Young LLP as the Company’s independent certified public accounting firm for 2005, and has approved, subject to stockholder approval, the appointment of Ernst & Young LLP as the Company’s independent certified public accounting firm for 2006.

Members of the Audit Committee,

Kevin W. Mooney, Chairman

Roscoe C. Young, II

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Compensation

The following table summarizes the compensation we paid during the last three years to the President and Chief Executive Officer and to each of the four other most highly compensated executive officers as of the end of 2005, based on salary and bonus.

Name & Principal Position	Annual Compensation			Long-Term Compensation Awards			All Other Compensation (4)
						Time Warner Telecom Class A Common Stock Underlying Options Awarded (3)
	Year	Salary	Bonus	Restricted Stock Awards
Larissa L. Herda,	2005	$533,000	$800,000	$—		320,000	$10,500
Chairman, President, and Chief	2004	515,000	525,000	332,850	(1)	—	10,250
Executive Officer	2003	500,000	475,000	—		280,000	10,000

John T. Blount,	2005	332,300	405,000	186,600	(2)	330,000	10,500
Chief Operating Officer (5)	2004	288,400	215,000	95,100	(1)	—	10,250
	2003	280,000	202,125	—		80,000	10,000

Catherine A. Hemmer,	2005	302,450	331,000	—		180,000	10,500
Executive Vice President,	2004	275,600	205,670	95,100	(1)	—	10,250
Corporate Operations, Engineering and Technology	2003	265,000	196,266	—		80,000	10,000

Paul B. Jones,	2005	291,000	327,000	—		60,000	10,500
Senior Vice President, General	2004	285,600	210,450	57,060	(1)	—	10,250
Counsel and Regulatory Policy (6)	2003	280,000	202,125	—		48,000	10,000

Michael A. Rouleau,	2005	216,000	243,000	—		75,000	10,500
Senior Vice President, Business	2004	208,100	128,900	57,060	(1)	—	10,250
Development and Strategy	2003	202,000	116,650	—		48,000	10,000

(1)	Represents the portion of a contingent restricted stock grant on January 20, 2004 that was ultimately awarded to the executive, valued at $12.68 per share, the closing price of our Class A common stock as of the grant date. The restricted stock award was contingent on the achievement of certain corporate goals for fiscal year 2004 and continued employment of the grantee. In January 2005, our Compensation Committee determined that, based on achievement of the fiscal year 2004 corporate goals, 75% of the contingent restricted stock awards would be issued and would vest over four years at the rate of 25% per year. As of December 31, 2005, 25% of the shares had vested and based on the closing price of our Class A common stock of $9.85 on December 31, 2005, Ms. Herda held 26,250 restricted shares valued at $258,563; Mr. Blount and Ms. Hemmer each held 7,500 restricted shares valued at $73,875; and Messrs. Jones and Rouleau each held 4,500 restricted shares valued at $44,325.
(2)	Represents 30,000 shares of restricted stock granted on July 1, 2005, valued at $6.22 per share, the closing price of our Class A common stock as of the grant date. The restricted shares vest 50% in 2007 and 50% in 2008. Based on the December 31, 2005 closing price of our Class A common stock of $9.85, the restricted shares were valued at $295,500.
(3)	Options awarded under our 2000 Employee Stock Plan, as amended.
(4)	Includes contributions made by us to our defined contribution 401(k) plan on behalf of the named executive. Does not include the value of reimbursement for health club dues and financial planning and tax services, and supplemental life and disability insurance provided to the executive officers named in the table, which totaled less than $14,000 in the aggregate for each such officer.
(5)	As a result of his previous employment with U S WEST, Inc., the predecessor of MediaOne, Inc., Mr. Blount and certain other former employees of U S WEST, Inc. participated in a pension plan under the administration of MediaOne Group, Inc. Mr. Blount’s and other Company employees’ participation in that plan was terminated in 2000 following the merger of AT&T and MediaOne Group, Inc. Mr. Blount’s benefits under that plan upon his retirement are based on service to U S WEST, Inc. or us prior to the plan termination.

(6)	We do not currently have our own pension plan. However, Mr. Jones will, upon retirement, be entitled to receive benefits under the Time Warner Cable Pension Plan based on service to us or Time Warner Cable on or prior to December 31, 1998.

Employment Agreements with Named Executive Officers

We have entered into employment contracts with each of the executive officers named in the “Summary of Compensation” table. Ms. Herda’s contract has a five year term commencing November 1, 2004. Ms. Herda’s minimum salary under the contract is her current base salary of $650,000 per year and her target bonus is 100% of her annual salary, with actual bonus amounts for each year ranging from 0% to 150% of the target amount depending on her and the Company’s actual performance. In addition, Ms. Herda is entitled to payments each year equal to 167% of the premium we would have to pay to obtain, from a carrier chosen by us, term life insurance coverage on Ms. Herda’s life in specified amounts, which Ms. Herda is not obligated to use to purchase life insurance.

Ms. Herda may terminate her employment with the Company upon 30 days notice for “good cause” consisting of:

•	a change of more than 50 miles in the location of the office or our principal executive offices;

•	a material reduction in her responsibilities (excluding our appointment of a non-executive Chairman of the Board if required by law or regulation or if the Board determines that such appointment is advisable in light of legal or regulatory requirements); or

•	our material breach of the agreement.

We may, with the approval of a majority vote of the Board of Directors, terminate Ms. Herda’s employment without cause. In case of a termination by Ms. Herda for “good cause” or our termination of her employment without cause she may elect either:

•	to receive a lump-sum payment of the present value of the base salary and annual bonus otherwise payable during the remaining term of employment, but not less than the sum of the salary and bonus pro-rated for a 24-month period; or

•	to remain an employee for up to 24 months and, without performing any services, receive the base salary and annual bonus otherwise payable, plus a lump sum payment at the end of the 24-month period of the discounted present value of the base salary and target bonus that would have been payable for the balance of the employment term or 24 months, whichever is greater.

Ms. Herda is also entitled to certain supplemental disability coverage in addition to our standard group disability plan.

The employment contracts with the remaining executives named in the Summary of Compensation table have the following terms:

•	Mr. Blount’s contract has a four year term ending January 29, 2010.

•	Ms. Hemmer’s contract has a three year term ending May 31, 2008.

•	Mr. Jones’ and Mr. Rouleau’s contracts each have a three year term ending April 19, 2008.

The minimum annual salaries and bonus targets for these executives are as follows:

•	Mr. Blount’s minimum annual salary is $425,000 and his bonus target is 100% of his base salary.

•	Ms. Hemmer’s minimum annual salary is $327,000 and her bonus target is 75% of her base salary.

•	Mr. Jones’ minimum annual salary is $301,000 and his bonus target is 75% of his base salary.

•	Mr. Rouleau’s minimum annual salary is $238,000 and his bonus target is 75% of his base salary.

The actual bonus paid to each executive will range from 0% to 150% of the target amount depending on the performance of the executive and the Company.

Each agreement includes a narrow definition of the term “cause.” If the contract is terminated for cause, the executive will only receive earned and unpaid base salary accrued through such date of termination. These agreements provide that if we materially breach or terminate the executive’s employment during the term without cause, the executive may elect either:

•	to receive a lump-sum payment of the present value of the base salary and annual bonus otherwise payable during the remaining term of employment, but not less than the sum of the salary and bonus pro-rated for an 18-month period; or

•	to remain an employee for up to 18 months and, without performing any services, receive the base salary and annual bonus otherwise payable, plus a lump sum payment at the end of the 18-month period of the discounted present value of the base salary and target bonus that would have been payable for the balance of the employment term, if any.

The executives have the same two options if a change of control occurs and that change results in:

•	a change of more than 50 miles in the location of the executive’s office or our principal executive offices;

•	a material reduction in the executive’s responsibilities; or

•	our material breach of the agreement.

The agreements define change of control to mean that:

•	the Class B Stockholders cease to have the ability as a group to elect a majority of our Board of Directors; and

•	another person or group has become the beneficial owner of more than 35% of the total voting power of our voting interests; and

•	the percentage voting interest of that person or group is greater than that held by the Class B Stockholders.

Executives are not generally required to mitigate damages after such a termination, except as necessary to prevent us from losing any tax deductions that we otherwise would have been entitled to for any payments deemed to be “contingent on a change” under the Internal Revenue Code.

If an executive becomes disabled during the term of his or her employment agreement, the executive will receive his or her salary for the first 26 weeks of the disability (or the first 90 days of the disability for Mr. Blount). Thereafter, we may elect to terminate the executive’s employment and pay 75% of the executive’s then current salary and his or her applicable target annual bonus amount pro-rated for an 18-month period. These payments would be reduced by amounts received from worker’s compensation, social security, and disability insurance policies maintained by us.

If an executive dies during the term of an employment agreement, generally the executive’s beneficiaries will receive the executive’s earned and unpaid salary for up to 30 days after the date of death and a pro rata portion of the executive’s target bonus for the year of death.

Stock Options Awarded by the Company During 2005

The following table lists our grants during 2005 of stock options to the executive officers named in the “Summary of Compensation” table. All of the options were nonqualified under the Internal Revenue Code, and we did not award any stock appreciation rights. The amounts shown as potential realizable values rely on arbitrarily assumed increases in value required by the Securities and Exchange Commission. In assessing those amounts, please note that the ultimate value of the options depends on actual future share prices. Market conditions and the efforts of the directors, the officers, and others to foster our future success can influence those future share values.

OPTION GRANTS IN THE LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in 2005 Fiscal Year		Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
						5%	10%
Larissa L. Herda	320,000	9.63%		$3.46	01/12/2012	$450,533	$1,049,856
John T. Blount	180,000 150,000	5.42 4.51	% %	3.46 6.22	01/12/2012 06/30/2012	253,425 379,825	590,544 885,153
Catherine A. Hemmer	180,000	5.42%		3.46	01/12/2012	253,425	590,544
Paul B. Jones	60,000	1.81%		3.46	01/12/2012	84,475	196,848
Michael A. Rouleau	75,000	2.26%		3.46	01/12/2012	105,594	246,060

Total options granted to all employees in 2005: 3,323,927

(1)	The options shown in the above table were awarded to the named executive officers under our 2000 Employee Stock Plan and the terms are governed by that plan and the recipient’s option agreement. The exercise price is the fair market value of the Class A common stock on the date of grant. The options become exercisable over a four-year vesting period and expire seven years from the date of grant. As required by Securities and Exchange Commission rules, the dollar amounts in the last two columns represent the hypothetical gain or “option spread” that would exist for the options based on assumed 5% and 10% annual compounded rates of Class A common stock appreciation over the full seven-year option term (resulting in 41% and 95% appreciation, respectively). These assumed rates of appreciation applied to the exercise price would result in a Class A common stock value on January 12, 2012 of $4.87 and $6.74, respectively, and on June 30, 2012, of $8.75 and $12.12, respectively. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Class A common stock.

Option Exercises and Values in 2005

Three of the named executive officers listed under the heading “Summary of Compensation” exercised options in 2005. The table below shows the number of options exercised and value realized on exercise of the options and the number and value of in-the-money options held by the named executive officers as of December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized on Exercise	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Larissa L. Herda	85,000	$642,250	2,525,000	710,000	$5,226,900	$4,009,800
John T. Blount	167,500	1,272,091	664,000	470,000	786,000	2,480,700
Catherine A. Hemmer	62,500	380,925	327,750	326,250	2,051,790	1,946,450
Paul B. Jones	—	—	640,000	171,500	1,847,100	1,071,150
Michael A. Rouleau	—	—	329,000	124,000	393,000	675,750

The value of unexercised in-the-money options is equal to the difference of the per share market price of our Class A common stock at December 31, 2005, which was $9.85, less the per share exercise price, multiplied by the number of unexercised in-the-money options.

Aggregated Options to Purchase Common Stock of Time Warner Inc. and

Fiscal Year-End Option Values

Ms. Herda holds options to purchase Time Warner Inc. common stock that were issued by Time Warner Inc. prior to our initial public offering. The following table lists information with respect to the status of the Time Warner Inc. options on December 31, 2005, including the total number of shares of Time Warner Inc. common stock underlying exercisable and nonexercisable stock options held on December 31, 2005, and the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 2005. Ms. Herda has not been awarded stock appreciation rights alone or in tandem with options. In addition, Ms. Herda did not exercise options to purchase common stock of Time Warner Inc. during 2005.

Name	Number of Shares Underlying Unexercised Options on December 31, 2005		Dollar Value of Unexercised In-the-Money Options on December 31, 2005*
	Exercisable	Unexercisable	Exercisable	Unexercisable
Larissa L. Herda	26,400	—	$43,050	$—

*	Based on a closing price of $17.39 per share of Time Warner Inc. common stock on December 31, 2005.

Option Terms

The option exercise price of all options held by the named executive officers is the fair market value of the stock on the date of grant. All of the options held by the named executive officers become immediately exercisable in full upon the occurrence of certain events, including the death or total disability of the option holder and certain change-of-control transactions. The Time Warner Inc. options held by Ms. Herda generally remain exercisable for three years after her employment with us if terminated without cause, for one year after death or total disability, for five years after retirement and for three months after termination for any other reason, except that those awarded after July 1997 are exercisable for three years after death or disability. All Time Warner Inc. options terminate immediately if Ms. Herda’s employment is terminated for cause. The terms of the options shown in the table are ten years.

Human Resources and Benefits and Compensation Committees’ Report on Executive Compensation

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Report on Executive Compensation and related disclosure. Except to the extent we specifically incorporate such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

This report of the Human Resources and Benefits Committee and the Compensation Committee of the Board of Directors covers the following topics:

•	Roles of the Human Resources and Benefits and Compensation Committees;

•	Executive Compensation Philosophy;

•	Components of the Compensation Program;

•	Compensation of the Chief Executive Officer; and

•	Section 162(m) considerations.

Roles of the Committees. The Human Resources and Benefits Committee is currently comprised of eight members of the Board of Directors who are not current or former employees of the Company, including five members of the Board of Directors designated by the Class B Stockholders. During 2005, its members were Messrs. Olafsson, Hays, Marcus, Davies, Sacerdote, Schell (until his resignation effective December 31, 2005), Young (from his election effective May 1, 2005), Schrott (until his resignation effective July 15, 2005) and Mooney (from his election replacing Mr. Schrott effective August 1, 2005). This Committee sets the overall compensation principles of the Company and reviews the entire compensation program.

During 2005, the members of the Compensation Committee were independent directors Messrs. Schell (until his resignation effective December 31, 2005), Young (from his election effective May 1, 2005), Schrott (until his resignation effective July 15, 2005) and Mooney (from his election replacing Mr. Schrott effective August 1, 2005). Mr. Attorri became a member of the Compensation Committee on April 6, 2006. The Committee also reviews and establishes the individual compensation levels for the members of the senior management team, including the Chief Executive Officer, approves all option and stock grants to senior officers and directors and makes any determinations relating to compensation that any tax, securities, or stock exchange rule or law requires be made by a committee composed entirely of independent or non-employee directors.

Compensation Philosophy. The goal of the Company’s compensation program is to attract, motivate, and retain the highly talented individuals necessary to achieve the Company’s business strategy. The program is intended to reward those executives for building long-term stockholder value. The following principles have guided the decisions of the Committees:

•	The Company should provide competitive annual cash compensation including short- and long-term incentives and benefits to attract, retain, and motivate high caliber executives. The committees’ intent is to target total direct compensation (base salary plus bonus plus the value of stock options and restricted stock) at the 75th percentile for the Company’s peer group,

•	The interests of executives should be aligned with those of the stockholders through a strong emphasis on equity-based compensation.

•	Executives should have strong incentives to focus on and achieve the Company’s objectives, the principal ones being to increase revenue and EBITDA, move the Company toward profitability and build long-term stockholder value.

The Committees consider the advice of independent outside consultants who provide the Committees with market data in determining whether the amounts and types of compensation the Company pays its officers are appropriate. The Committees believe that the total compensation opportunity available to senior executives should consist of base salary, short-term incentives, and long-term incentives in the form of equity-based compensation, each of which we review for market competitiveness. With the assistance of an outside consultant, we conducted a comprehensive assessment of the competitiveness of our senior executive compensation program, based primarily on benchmarking the total compensation opportunities of our executives against a peer group of companies in the telecommunications industry. In addition to benchmarking market data, we believe total pay opportunities should also reflect each position’s internal value to the Company, taking into account functional responsibilities, complexity, and the organizational impact of the position and individual performance.

Base Salary. We target base salary to the median of the market for most positions. For 2005, we reviewed the base salaries of our senior executives against market data and we determined that modest increases were required to keep base salary of the officer team at our target levels. In doing so, we adjusted base salaries of all senior executives 3.5%, on average, thereby keeping pace with expected increases by our peer companies and in recognition of the 2005 performance of the executive team members. Messrs. Peters and Blount and Ms. Hemmer received increases in base salary during 2005 as a result of promotions and increases in responsibilities. Mr. Peters’s target bonus opportunity was also increased to 75% of his base salary as a result of his promotion to Senior Vice President, Chief Financial Officer in April 2005.

Short-Term Incentives. We designed the annual incentive plan component of incentive compensation to align our senior executives’ pay (i) with the annual performance of the Company and (ii) with the individual’s performance of his or her job. A portion of the annual bonus was based on a detailed quantitative assessment of the Company’s performance against financial targets and corporate objectives that the Board of Directors set for the Company at the beginning of 2005. The balance of the bonus opportunity was tied to individual performance as determined by the Committees after the close of the fiscal year. That evaluation was based on a qualitative assessment of the results achieved by each individual against goals established for each officer at the beginning of the year, which support the overall Company objectives, and on quality of leadership.

Long-Term Equity Incentives. Based on the market data we reviewed, we established target values to be delivered in the form of long-term equity incentives to the executives, consistent with our goal of providing long-term incentive compensation to senior executives at the 75th percentile of our peer group. We then reviewed multiple methodologies for valuing options, recognizing that the vagaries of option valuation and uncertainties surrounding market values result in unpredictability of the actual values that will result from the grants. We also considered that the retention value of certain previously granted options was diminished because the exercise prices of many of those options were well above current market prices of the common stock.

In January 2005, the Compensation Committee reviewed the performance criteria for vesting of restricted stock that was granted to the senior executives in 2004 and determined, pursuant to the terms of the grants, that 75% of the restricted shares should become subject only to the executives’ continued employment and 25% of the grants should be forfeited, based upon the Company’s 2004 results against the previously established performance criteria. We approved option grants for the senior executives taking into account market data regarding equity compensation levels issued by companies in our peer group, recommendations of an independent consultant and our judgment of appropriate retention incentives. We made one-time grants to certain executives in recognition of the need for additional retention incentives due to the extent of previously issued options with exercise prices significantly in excess of then-current market prices.

Compensation of the Chief Executive Officer. In 2005, we determined the compensation of the Chief Executive Officer in the same manner as the other senior officers, primarily by reviewing that compensation against survey information, and on that basis we increased her base salary to $533,000 for 2005. Ms. Herda’s 2005 bonus of 150% of her annual salary (against a target of 100%) was based on overall Company performance during 2005 and favorable performance against certain revenue, EBITDA, free cash flow and operational objectives that the Board of Directors established for the Company as well as a leadership component.

Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code limits the Company’s income tax deduction for certain executive officers’ compensation unless the requirements of the section are met. The Company expects that the amount of compensation paid to the executives named in the compensation table that will not qualify for tax deductibility in 2005 will be immaterial. However, this result may change in the future. While we intend to maximize the deductibility of executive compensation where practicable, the Company may pay compensation that is not fully deductible if the Committees believe it is in the Company’s best interest to do so. As a result of the Company’s current tax situation and current compensation levels, we do not believe that the loss of any deductibility of executive compensation will be material to the Company’s results. Implementation of a cash bonus plan that complies with Section 162(m) would limit our flexibility without sufficient benefit to the Company to outweigh the burdens. Therefore, at this time, we have decided not to adopt a qualifying incentive bonus plan applicable to cash bonuses. We intend to review the advisability of adopting such a plan in the future if the Company’s tax position or compensation levels change significantly. However, our 2000 Employee Stock Plan, as amended, enables the Compensation Committee to authorize the issuance of qualified performance-based stock awards to executives that would comply with Section 162(m). The Compensation Committee authorized the issuance of performance-based restricted stock units in January 2006 and we may consider issuing performance-based equity awards in the future rather than stock compensation that is subject to limitations on deductibility such as restricted stock.

Human Resources and Benefits Committee:

Olaf Olafsson

Spencer B. Hays

Robert D. Marcus

Richard J. Davies

George S. Sacerdote

Kevin W. Mooney

Roscoe C. Young, II

Compensation Committee:

Roscoe C. Young, II, Chairman

Kevin W. Mooney

Performance Graph

The following graph compares total stockholder return on our Class A common stock since December 31, 2000, with the Nasdaq Composite Index (U.S. and foreign companies) and the NASDAQ Telecommunications Index. The graph assumes that $100 was invested in our stock at the closing price of $63.44 on December 31, 2000, and that the same amount was invested in the NASDAQ Composite Index and the Nasdaq Telecommunications Index. Our closing stock price on December 31, 2005, the last trading day of our 2005 fiscal year, was $9.85.

Comparison of Cumulative Total Return on Investment

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers, and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2005 were made timely, except that the Forms 4 reporting options issued to Messrs. Young and Mooney were inadvertently filed late due to the Company’s administrative error.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table gives information about our Class A common stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of December 31, 2005, including the Time Warner Telecom 1998 Stock Option Plan, the Time Warner Telecom 2000 Employee Stock Plan, as amended, and the Time Warner Telecom 2004 Qualified Stock Purchase Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Plan Category
Equity compensation plans approved by security holders	19,421,991		$17.05	9,513,187
Equity compensation plans not approved by security holders	90,000	(1)	$12.00	—

Total	19,511,991		$17.03	9,513,187

(1)	Refers to the unexercised portion of a grant of options to purchase 100,000 shares of Class A common stock to Michael Rouleau in October 1999 outside our 1998 Stock Option Plan in connection with his employment as our Senior Vice President, Marketing that was approved by our Compensation Committee.

Time Warner Telecom 1998 Stock Option Plan

The Time Warner Telecom 1998 Stock Option Plan (the “1998 Plan”) provides for the granting of non-qualified stock options to officers and eligible employees under terms and conditions to be set by our Board of Directors. Generally, the outstanding options vest over periods of up to four years and expire ten years from the date of issuance. As of December 31, 2005, approximately 4.7 million shares were reserved for issuance upon exercise of outstanding options and approximately 2.0 million shares were available for grant under the 1998 Plan. Our stockholders have approved the 1998 Plan. We do not intend to issue any additional options under the 1998 Plan.

Time Warner Telecom 2000 Employee Stock Plan

The Time Warner Telecom 2000 Employee Stock Plan, as amended (the “2000 Plan”), provides for stock options, stock awards, and stock appreciation rights to be issued to directors, officers, and eligible employees under terms and conditions to be set by our Board of Directors. Generally, the outstanding options issued to employees and officers vest over periods of up to four years and expire ten years from the date of issuance, except for certain options granted to executives in 2003 and 2005 and to other employees beginning in 2005 that expire seven years from the date of issuance. In June 2003, the stockholders approved 12.5 million options to be added to the 2000 Plan. As of December 31, 2005, approximately 14.8 million shares were reserved for issuance upon exercise of outstanding options and approximately 7.6 million shares were available for grant under the 2000 Plan. Our stockholders have approved the 2000 Plan and amendments in June 2003 to add 12.5 million options to the 2000 Plan and in June 2005 to, among other things, extend the 2000 Plan to 2010, add restricted stock units and performance shares to the type of awards that can be issued under the plan, eliminate the possibility of issuing stock appreciation rights in tandem with stock options, and allow for performance contingent awards that are designed to be exempt from the limits on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code.

Time Warner Telecom 2000 Qualified Stock Purchase Plan

Effective January 1, 2000, we adopted the Time Warner Telecom 2000 Qualified Stock Purchase Plan (the “2000 Stock Purchase Plan”). Employees who met certain eligibility requirements could elect to designate up to 15% of their eligible compensation, up to an annual limit of $25,000, to purchase shares of the Company’s Class A common stock at a 15% discount to fair market value. Stock purchases occurred semi-annually, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. We were authorized to issue a total of 750,000 shares of Class A common stock to participants in the 2000 Stock Purchase Plan. As of December 31, 2004, 707,725 shares had been issued under the 2000 Stock Purchase Plan, which expired September 30, 2004. Our stockholders approved the 2000 Stock Purchase Plan.

Time Warner Telecom 2004 Qualified Stock Purchase Plan

Effective October 1, 2004, we adopted the Time Warner Telecom 2004 Qualified Stock Purchase Plan (the “2004 Purchase Plan”). Employees who meet certain eligibility requirements may elect to designate up to 15% of their eligible compensation, up to an annual limit of $25,000, to purchase shares of Class A common stock at a 15% discount to fair market value. Stock purchases occur semi-annually, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. Purchase offerings are conducted each April 1 and October 1, beginning October 1, 2004. We are authorized to issue a total of 600,000 shares of Class A common stock to participants in the 2004 Purchase Plan. As of December 31, 2005, 203,142 shares had been issued. This plan expires on September 30, 2007. Our stockholders approved the 2004 Purchase Plan.

TIME WARNER TELECOM SHARE OWNERSHIP

The following table lists the ownership of our shares by our directors, the executive officers named in the compensation table, all directors and executive officers as a group, and persons known to us as beneficial owners of more than 5% of our Class A or Class B common stock as of March 31, 2006, except as noted in the footnotes to the table. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of the latest reports by those entities that we received. Ownership includes direct and indirect (beneficial) ownership, as defined by Securities and Exchange Commission rules. This table assumes a base of 75,900,572 shares of Class A common stock and 43,626,658 shares of Class B common stock outstanding as of March 31, 2006, before any consideration is given to outstanding options, warrants, or convertible securities. Each executive officer’s address is c/o the Company, 10475 Park Meadows Drive, Littleton, Colorado 80124.

	Class A Common Stock (1)(2)		Class B Common Stock (1)(2)(3)		Total Common Stock
	No. of Shares	Percent of Class	No. of Shares	Percent of Class	No. of Shares	Percent of Equity	Percent of Voting Power
Five Percent Stockholders:
Time Warner Inc. (4)	—	—	33,322,915	76.4%	33,322,915	27.9%	65.1%
Newhouse Telecom (5)	—	—	6,626,044	15.2%	6,626,044	5.5%	12.9%
Advance Telecom (5)	—	—	3,677,699	8.4%	3,677,699	3.1%	7.2%
Fidelity Management & Research Co (6)	7,555,777	10.0%	—	—	7,555,777	6.3%	1.5%
Columbia Wanger Asset Management (7)	6,384,000	8.4%	—	—	6,384,000	5.3%	1.2%
Federated Investors, Inc. (8)	4,749,200	6.3%	—	—	4,749,200	4.0%	*
Director and Executive Officers:
Larissa L. Herda	2,791,716	3.6%	—	—	2,791,716	2.3%	*
Richard J. Davies	—	—	—	—	—	—	—
Spencer B. Hays	2,000	*	—	—	2,000	*	*
Robert Marcus	—	—	—	—	—	—	—
Olaf Olafsson	—	—	—	—	—	—	—
George Sacerdote	53,332	*	—	—	53,332	*	*
Kevin W. Mooney	10,000	*	—	—	10,000	*	*
Roscoe C. Young, II	29,165	*	—	—	29,165	*	*
John T. Blount	825,250	1.1%	—	—	825,250	*	*
Catherine A. Hemmer	396,375	*	—	—	396,375	*	*
Paul B. Jones	569,791	*	—	—	569,791	*	*
Michael A. Rouleau	382,937	*	—	—	382,937	*	*
All directors and executive officers as group (17 persons)	6,251,178	7.6%	—	—	6,251,178	5.0%	1.2%

*	Represents less than 1%
(1)

We have two classes of outstanding common stock, Class A common stock and Class B common stock. Beneficial ownership of common stock has been determined in accordance with the rules of the Securities and Exchange Commission, which is based upon having or sharing the power to vote or dispose of shares and includes: (i) shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2006, as follows: Ms. Herda—2,600,000 shares; Mr. Blount—780,250 shares; Ms. Hemmer—363,375 shares; Mr. Jones—547,250 shares; Mr. Rouleau—370,937 shares; Mr. Mooney—7,500 shares; Mr. Young—26,665 shares and all directors and executive officers as a group—5,815,218 shares; (ii) shares of restricted stock as follows: Ms. Herda—74,687 shares; Mr. Blount—45,000 shares; Ms. Hemmer—32,500 shares; Mr. Jones—14,500 shares; Mr. Rouleau—12,000 shares; Mr. Mooney—2,500 shares; Mr. Young—2,500 shares and all directors and executive officers as a group—207,687 shares, a portion of which remain unvested; and (iii) 48,332 shares of Class A common stock that Mr. Sacerdote has the right to acquire within 60 days of March 31, 2006 from an affiliate of Advance Telecom Holdings Corp. pursuant to options to purchase shares of the Company’s Class A common stock held by Advance/Newhouse that would be converted from Advance/Newhouse’s Class B common stock to the extent

Mr. Sacerdote exercises the options. Such options were granted to Mr. Sacerdote in connection with the agreement under which Mr. Sacerdote serves as our director, nominated by Advance/Newhouse pursuant to its rights under the Stockholders’ Agreement among the Class B Stockholders and the Company.

(2)	Excludes an equal amount of Class A common stock into which Class B common stock is convertible. The Class B common stock held by Time Warner subsidiaries (see Note 4), Newhouse Telecom Holdings Corp., and Advance Telecom Holdings Corp., represented on a converted basis, 27.9%, 5.5%, and 3.1%, respectively, of the Class A common stock.
(3)	Solely as a result of the agreement of the Class B Stockholders to vote in favor of the others’ director nominees under the Stockholders’ Agreement, the Class B Stockholders may be deemed to share beneficial ownership of the shares beneficially owned by each of them. See “Certain Relationships and Related Transactions—Stockholders’ Agreement.”
(4)	Owned by Time Warner Companies, Inc., Warner Communications Inc., and TW/TAE, Inc., each a direct or indirect wholly owned subsidiary of Time Warner Inc. The business address of Time Warner Inc. is One Time Warner Center, New York, New York 10019.
(5)	The business address of Advance Telecom Holdings Corp. and Newhouse Telecom Holdings Corp. is 6005 Fair Lakes Road, East Syracuse, New York 13057.
(6)	Based on Schedule 13G/A dated February 14, 2006, the business address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, MA 02109.
(7)	Based on Schedule 13G dated January 9, 2006, the business address of Columbia Wanger Asset Management LP is 227 W Monroe Street, Ste. 3000, Chicago, IL 60606.
(8)	Based on Schedule 13G/A dated February 14, 2006, the business address of Federated Investors, Inc. is 5800 Corporate Drive, Pittsburgh, PA 15222.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2005, the members of our Compensation Committee were independent directors Messrs. Schell, Young (from his election effective May 1, 2005), Schrott (until his resignation effective July 15, 2005) and Mooney (from his election replacing Mr. Schrott effective August 1, 2005). Our Human Resources and Benefits Committee makes recommendations with respect to matters involving executive compensation. Its members in 2005 were Messrs. Olafsson, Hays, Davies, Marcus, Sacerdote, Schell, Young (from his election effective May 1, 2005), Schrott (until his resignation effective July 15, 2005) and Mooney (from his election replacing Mr. Schrott effective August 1, 2005). Mr. Olafsson is an officer of Time Warner Inc. and Mr. Hays was an officer of Time Warner Inc. until his retirement in March 2006. Mr. Marcus is an officer of Time Warner Cable, an affiliate of Time Warner Inc. and Mr. Davies was an officer of Time Warner Cable until his retirement in March 2006. Mr. Sacerdote serves as a director and on committees of the Company as a designee of the Advance/Newhouse stockholder group. Certain relationships and transactions between the Company and Time Warner Inc. and Advance/Newhouse are described below under “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders’ Agreement

Our Class B Stockholders entered into a Stockholders’ Agreement when Time Warner Telecom was reconstituted as a corporation from a limited liability company in May 1999. The Stockholders’ Agreement was amended on July 19, 2000. Subsidiaries of Time Warner Inc. and the Advance/Newhouse stockholder group presently hold all of our Class B common stock. There is no assurance that the Class B Stockholders will not further change the Stockholders’ Agreement or terminate it, or cause us to waive any provision of such agreement.

Under the Stockholders’ Agreement, the Time Warner Inc. stockholder group has the right to designate four nominees for the Board of Directors at each annual meeting of stockholders at which directors are elected. The Advance/Newhouse stockholder group has the right to designate one board member. The Class B Stockholders’

ability to designate any nominees depends on the identity of the particular stockholder and the percentage of shares of common stock owned by it. Currently, each Class B Stockholder must own at least 6.68% of the common stock to appoint one director. Time Warner Inc. is entitled to nominate four directors so long as it owns at least 13.34% of the common stock. If Time Warner Inc. owns less than 13.34% of the common stock, the number of directors it may nominate decreases proportionally with its ownership of the common stock until it owns less than 6.68%. The Advance/Newhouse stockholder group is entitled to nominate one director as long as it owns at least 6.68% of the common stock. None of the Class B Stockholders has the right to designate nominees if they own less than 6.68% of the common stock. These percentages will continue to adjust from time to time if we issue additional shares of common stock or take actions such as stock splits or recapitalizations so as to maintain the same relative rights.

In 2005, Mr. Sacerdote was the director nominated by the Advance/Newhouse stockholder group. No indebtedness or any transactions between us and Advance/Newhouse or its affiliates exceeded 5% of either our or Advance/Newhouse’s gross consolidated revenues for 2004, and we do not expect there to be any such indebtedness or transactions in 2006. Further detail on our transactions with affiliates of Time Warner Inc. and Advance/Newhouse is provided under “Certain Operating Agreements.”

The Stockholders’ Agreement requires the Class B Stockholders to vote their shares in favor of:

•	the nominees selected by the holders of Class B common stock as previously described;

•	the Chief Executive Officer of the Company; and

•	three nominees who are not affiliated with us or any holder of Class B common stock and are approved by the directors other than the CEO and the independent directors.

The Stockholders’ Agreement prohibits the Class B Stockholders from any transfer of Class B common stock, unless expressly permitted by the agreement. In addition, the Stockholders’ Agreement prohibits any of the Class B Stockholders from entering into voting agreements relating to the Class B common stock with any third party.

If a Class B Stockholder wants to sell all of its Class B common stock pursuant to a bona fide offer from an unaffiliated third party, that stockholder must give notice (the “Refusal Notice”) to all Class B Stockholders. The Refusal Notice must contain the identity of the offeror and an offer to sell the stock to the other Class B Stockholders upon the same terms and subject to the same conditions as the offer from the third party. The non-selling holders of Class B common stock will have the right to purchase pro rata all, but not less than all, of the Class B common stock. If the non-selling holders fail to exercise their right to purchase all of the shares, the selling Class B Stockholder is free, for a period of 90 days, to sell the shares of Class B common stock (as shares of Class B common stock) to the third party offeror on terms and conditions no less favorable to the selling Class B Stockholder than those contained in the Refusal Notice. A Class B Stockholder may transfer all of its right to nominate Class B nominees for election to the Board of Directors if it sells all of its shares of Class B common stock. If Time Warner Inc. wants to sell all of its Class B common stock and its Class A common stock that represent more than one-third of the outstanding shares of common stock, the other holders of Class B common stock will have certain “tag-along” rights. These rights provide them the right to sell their shares of Class A common stock and Class B common stock on a pro rata basis along with, and on the same terms and conditions as, Time Warner Inc. In that sale, Time Warner Inc. (and any other stockholder transferring all of its shares of Class B common stock) will have the right to transfer its right to nominate Class B nominees for election to the Board of Directors.

Except for transfers to affiliates and the other transfers described above, all shares of Class B common stock must be converted to Class A common stock immediately prior to any direct transfer or certain indirect transfers of Class B common stock. In addition, except for transfers described in the paragraph above, a stockholder will not have the right to transfer its right to nominate Class B nominees. A Class B Stockholder that spins off to its stockholders a company holding its shares of Class B common stock (as well as other assets), is not required to convert its shares into Class A common stock and its right to nominate Class B nominees to the Board of Directors will not terminate.

The Class B Stockholders have demand registration rights for shares of Class A common stock (including shares of Class A common stock resulting from the conversion of shares of Class B common stock) if they wish to register Class A common stock constituting at least 1% of the total outstanding Class A common stock. Once we have registered shares of Class A common stock as a result of a demand registration, we are not required to register shares again, pursuant to a Class B Stockholder demand, until 180 days after the first registration statement is effective. In addition, each Class B Stockholder may require us to include their shares in certain other registered offerings under the Securities Act of 1933, subject to certain conditions. Each Class B Stockholder must pay all underwriting discounts, commissions, and transfer taxes attributable to the sale of its shares. We must pay all expenses related to the filing and effectiveness of a registration statement, the legal fees of one counsel representing the Class B Stockholders, and the auditors’ fees and expenses.

Underwritten Secondary Offering. On March 29, 2006, certain Class B Stockholders and Samuel I. Newhouse Foundation Inc. (transferee of Class A common stock from Newhouse Telecom Holdings Corp.) completed an underwritten public offering of shares of Class A common stock pursuant to a registration statement we filed with the SEC on March 17, 2006. In connection with the offering, which was completed pursuant to the demand registration rights contained in the Stockholders’ Agreement, we executed an underwriting agreement among certain Class B Stockholders, Samuel I. Newhouse Foundation Inc., and the several underwriters for the offering, pursuant to which we agreed to indemnify the underwriters for certain liabilities, costs and damages in connection with certain actions relating to the offering.

Certain Operating Agreements

Capacity License Agreements. We currently license fiber capacity from Time Warner Cable and Bright House Networks, LLC (a subsidiary of the Time Warner Entertainment-Advance/Newhouse Partnership between affiliates of our Class B Stockholders that is managed by Advance/Newhouse), in 23 of our 44 markets. Each of our local operations in those markets is party to a Capacity License Agreement with the local cable television operation of Time Warner Cable or Bright House Networks, LLC (collectively the “Cable Operations”) providing us with an exclusive right to use the capacity of specified fiber cable owned by the Cable Operations. The Capacity License Agreements expire in 2028. The Capacity License Agreements for networks that existed as of July 1998 have been fully paid and do not require additional license fees. However, we must pay certain maintenance fees and fees for splicing and similar services. We may request that the Cable Operations construct and provide additional fiber cable capacity to meet our needs. The Cable Operations are not obligated to provide such fiber capacity and we are not obligated to take fiber capacity from them. As we expand our operations to markets not served by Cable Operations, we will be required to obtain fiber capacity from other sources. If the Cable Operations provide additional capacity, we pay an allocable share of the cost of construction of the fiber upon which capacity is to be provided, plus a permitting fee. If we obtain our own rights-of-way or franchises in the service areas covered by the Capacity License Agreements and have excess fiber capacity, the Capacity License Agreements provide for us to negotiate a license of capacity to the Cable Operations in good faith.

We are permitted to use the capacity for telecommunications services and any other lawful purpose, but not for (i) engaging in the business of providing, offering, packaging, marketing, promoting, or branding (alone or jointly with, or as an agent for other parties) any residential services, or (ii) producing or otherwise providing entertainment, information, or other content services, without the consent of the licensor. If we violate the limitations on our business activities contained in the Capacity License Agreements, the Cable Operations may terminate the Capacity License Agreements. Although we do not believe that the restrictions in the Capacity License Agreements will materially affect our business and operations in the immediate future, we cannot predict the effect of such restrictions in the rapidly changing telecommunications industry.

The Capacity License Agreements do not restrict us from licensing fiber capacity from parties other than the Cable Operations. Although the Cable Operations have agreed to negotiate renewal or alternative provisions in good faith upon expiration of the Capacity License Agreements, we cannot assure that the parties will agree on the terms of any renewal or alternative provisions or that the terms of any renewal or alternative provisions will be favorable to us. If the Capacity License Agreements are not renewed in 2028, we will have no further interest in the fiber capacity covered by those agreements and may need to build, lease, or otherwise obtain transmission capacity to replace the capacity previously licensed under the agreements. The terms of such arrangements may be materially less favorable to us than the terms of the Capacity License Agreements. We have the right to terminate a Capacity License Agreement in whole or in part at any time upon 180 days notice in the event of, among other things, certain governmental proceedings or third party challenges to the Cable Operations’ franchises or the Agreements. The Cable Operations have the right to terminate a Capacity License Agreement prior to their expiration under certain circumstances. The Capacity License Agreements include substantial limitations on liability for service interruptions.

Facility Lease Agreements. We lease or sublease physical space located at the Cable Operations’ facilities for various purposes under Facility Lease Agreements. If certain events occur we may be required by the Cable Operations, at our own expense, to segregate and partition our space in a reasonable, secure manner. Those events are:

•	At least a majority of any Cable Operations’ system is not owned by one or more of the Class B Stockholders;

•	Time Warner beneficially owning less than 30% of our outstanding common stock;

•	Time Warner having the right to nominate fewer than three nominees to our Board of Directors;

•	Our non-compliance with the restrictions in the Restated Certificate of Incorporation regarding residential services and content services; or

•	A Class B Stockholder transferring its Class B common stock, together with its rights to designate nominees to the Board of Directors under the Stockholders’ Agreement.

The lease rates for properties Cable Operations own and lease to us are based upon comparable rents in the local market, taking into account other factors such as the term of the lease, type of space, square footage, location, and leasehold improvements funded. Generally, the leases have 15-year terms, with two five-year options to renew. For properties Cable Operations sublease to us, we pay a pro rata portion of the rent and fees payable under the primary lease. The duration of each of our subleases matches the duration of the Cable Operation’s primary lease. In 2005, we paid Time Warner Cable $2.0 million, and paid Bright House Networks, LLC $386,000 for rentals under the Facility Lease Agreements.

Time Warner Inc. License Agreement. Our use of the “Time Warner” name is subject to a license agreement with Time Warner Inc. We amended the license agreement in connection with the public offering by the Class B Stockholders described above. Under the license agreement as amended, we are required to discontinue use of the “Time Warner” name upon:

•	Expiration of the current term in July, 2007;

•	Time Warner having the right to nominate less than three nominees to our Board of Directors;

•	The transfer by a Class B Stockholder of its Class B common stock together with its rights to designate nominees to the Board of Directors under the Stockholders’ Agreement; or

•	The Company entering into certain transactions that cause control of the Company to pass to a number of specified communications companies.

If we no longer have the right to use the “Time Warner” name, we would be required to change our name to one such as “TW Telecom Inc.” or another name that does not include “Time Warner”. Time Warner Inc. has advised us that it would grant us a perpetual license to the “TW Telecom” trademark, under terms to be determined, if we choose to use that name, subject to termination under certain circumstances to be defined in the license agreement.

Other Transactions. Affiliates of Time Warner Inc. and Bright House Networks, LLC purchase dedicated transport, switched, and data and Internet services from us. Total revenue from Time Warner Inc.’s affiliates was $15.8 million in 2005 and $19.0 million in 2004 and from Bright House Networks, LLC was $1.1 million in 2005 and $900,000 in 2004. In 2005, Time Warner Inc. and its affiliates accounted for 2.4% of our total revenue.

We believe that the terms and conditions, taken as a whole, of the transactions described under the headings “Capacity License Agreements,” “Facility Lease Agreements,” “Services Agreement,” “Residential Support Agreements,” “Time Warner Inc. License Agreement,” and “Other Transactions” were no less favorable to us than we could have obtained from unaffiliated parties.

The Class B Stockholders hold all of our Class B common stock and have the collective ability to control all matters requiring stockholder approval, including the election of directors. All of the Class B Stockholders are in the cable television business and may provide the same services or similar services to those we provide. There is no restriction on the Class B Stockholders’ ability to compete with us. Affiliates of Time Warner and Advance/Newhouse offer Internet access and data services for business customers that compete with our services and Time Warner Cable has competed with us to gain business customers for transport services in some of our markets. The Class B Stockholders may, now or in the future, provide these or other services in competition with our services. Our directors who are also directors, officers, or employees of the Class B Stockholders may encounter conflicts of interest in certain business opportunities available to us, and certain transactions involving us. The Class B Stockholders have not adopted any special voting procedures to deal with conflicts of interest, and we cannot assure that any conflict will be resolved in our favor.

Other Relationships

One of our independent directors, Mr. Attorri, was a Managing Director in media and communications investment banking for Wachovia Securities LLC during 2005. Wachovia Securities was one of three joint lead managers on our private offering of $200 million aggregate principal amount of 9 1/4% Senior Notes due 2014 in February 2005. Mr. Attorri is no longer affiliated with Wachovia Securities.

VOTING PROCEDURES / REVOKING YOUR PROXY

You can vote your shares by mail or in person at the meeting.

To vote by mail, complete and sign your proxy card—or your broker’s voting instruction card if your shares are held by your broker—and return it in the enclosed business reply envelope.

A quorum is present if at least a majority in total voting power of the Company’s outstanding capital stock as of the record date are present in person or by proxy. Those who fail to return a proxy card or attend the meeting will not count towards determining any required majority or quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

Proxies will be revoked if you:

•	Deliver a signed, written revocation letter, dated later than your proxy, to Paul B. Jones, Secretary, at 10475 Park Meadows Drive, Littleton, Colorado 80124;

•	Deliver a signed proxy, dated later than the first one, to Wells Fargo Shareowner Services. Deliver in person to 161 N. Concord Exchange, S. St. Paul, Minnesota 55075 or by mail to P.O. Box 64854, St. Paul, Minnesota 55164-0854;

•	Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Proxy Solicitation

We will reimburse banks, brokers, custodians, nominees, and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Submission of Stockholder Proposals

If you wish to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2007 annual meeting, you must submit your proposals to our corporate secretary at our principal executive office no later than December 31, 2006. Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote whose notice to the Company (containing certain information specified in our bylaws) has been received at least 70 but not more than 120 days prior to the anniversary date of the preceding year’s annual meeting. Accordingly, for a matter that a stockholder wishes to propose for consideration at our 2007 annual meeting to be properly considered at the meeting, we must receive notice of the matter, in the form and including the content specified in our by-laws, no earlier than February 7, 2007 and no later than March 29, 2007, unless we hold the meeting more than 30 days earlier or 60 days later than June 7, 2007. If we hold the 2007 annual meeting more than 30 days earlier or 60 days later than June 7, 2007, the notice must be received no earlier than 120 days prior to the annual meeting date and not later than the later of 70 days prior to the annual meeting date or the tenth day following the date the first public announcement of the meeting date is made. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Other Business

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

Annual Report to Stockholders and Form 10-K

Our Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (which is not part of our proxy soliciting materials), are being mailed to our stockholders with this Proxy Statement. If you share an address with another stockholder, you may only receive one set of proxy materials, including the Annual Report, Form 10-K and proxy statement, unless you have provided contrary instructions. If you wish to receive a separate copy of these materials, you may write to us at the address shown below or call us at (303) 566-1692. A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available at www.twtelecom.com (Investor Relations) or will be provided without charge to stockholders who write to our Investor Relations Department at: Carole J. Curtin, Senior Director—Investor Relations, Time Warner Telecom Inc., 10475 Park Meadows Drive, Littleton, CO 80124.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones

Senior Vice President—General Counsel and

Regulatory Policy and Secretary

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

TIME WARNER TELECOM INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 7, 2006

9:00 a.m. MDT

Lone Tree Golf Club and Hotel

9808 Sunningdale Boulevard

Lone Tree, Colorado 80124

10475 Park Meadows Drive, Littleton, Colorado 80124	proxy

The Board of Directors solicits this proxy for use at the Annual Meeting on Wednesday, June 7, 2006.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Paul Jones and Mark Peters, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

(to be signed and dated on the other side)

See reverse for voting instructions.

VOTING INSTRUCTIONS

Mark, sign, and date your proxy card and return it in the postage-paid envelope provided so that it is received by June 2, 2006.

Thank you for voting.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:

01	Gregory J. Attorri	04	Larissa L. Herda	07	Olaf Olafsson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
02	Richard J. Davies	05	Robert D. Marcus	08	George S. Sacerdote
03	Spencer B. Hays	06	Kevin W. Mooney	09	Roscoe C. Young, II

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of appointment of Ernst & Young LLP to serve as Company’s independent registered public accounting firm for 2006.	☐	For	☐	Against	☐	Abstain

3.	In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.